UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 15, 2007
GATX Corporation
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	1-2328 (Commission File) Number)	36-1124040 (IRS Employer Identification No.)

500 West Monroe Street Chicago, Illinois (Address of principal executive offices)	60661-3676 (Zip Code)
(312) 621-6200
Registrant’s telephone number, including area code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On May 15, 2007, GATX Corporation (“GATX”) entered into an Amended and Restated Five Year Credit Agreement (the “Amended Agreement”) with Citibank, N.A., as Administrative Agent, Citigroup Global Markets, Inc., as Lead Arranger and Book Manager, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as Co-Syndication Agents, LaSalle Bank, National Association, and Bayerische Landesbank, acting through its New York branch, as Co-Documentation Agents and the lenders party thereto. The Amended Agreement replaces the amended and restated five year credit agreement dated June 27, 2005, which was previously filed as exhibit 10.1 to GATX’s Annual Report on Form 10-K for the year ended December 31, 2006.
     The Amended Agreement increases the amount of GATX’s unsecured revolving credit facility from $525 million to $550 million and eliminates a financial covenant regarding net worth. In addition, the Amended Agreement extends the initial term of the facility through May 15, 2012 with two one-year extensions that GATX may exercise in the first and second year of the facility upon approval of existing or replacement lenders holding at least fifty percent of the commitments to lend under the Amended Agreement. The term extensions only bind the lenders who vote to approve the extensions, but GATX has the option to add additional lenders if the facility is not fully subscribed for the extension terms. The interest rate applicable to borrowings under the Amended Agreement will vary based on prevailing market interest rates and GATX’s credit ratings and interest elections. The Agreement also provides for letters of credit.
     The Amended Agreement contains customary representations and warranties and affirmative and negative covenants, including a financial covenant related to GATX’s fixed charge coverage ratio. As is customary in such financings, the lenders may terminate their commitments, accelerate the repayment of amounts outstanding and exercise other remedies upon the occurrence of an event of default, subject to the expiration of any applicable cure period.
     The administrative agent, co-syndication agents and certain other lenders under the Amended Agreement and their respective affiliates have performed or may in the future perform various commercial banking, lending, investment banking, financial advisory, trustee, hedging or other services for GATX and affiliates, for which they have received or will receive fees and reimbursement of expenses.
     The description above is a summary of the Credit Agreement and is qualified in its entirety by the complete text of the Agreement, a copy of which is attached to this report as Exhibit 10.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On May 15, 2007, GATX entered into the Amended Agreement described in Item 1.01 above, which information is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Five Year Credit Agreement dated May 15, 2007, among GATX Corporation, as Borrower, Citibank, N.A., as Administrative Agent, Citigroup Global Markets, Inc., as Lead Arranger and Book Manager, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as Co-Syndication Agents, LaSalle Bank, National Association, and Bayerische Landesbank, acting through its New York branch, as Co-Documentation Agents and the lenders party thereto.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GATX CORPORATION (Registrant)
/s/ Robert C. Lyons
Robert C. Lyons
Senior Vice-President, Chief Financial Officer (Duly Authorized Officer)

Date: May 16, 2007

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

10.1	Amended and Restated Five Year Credit Agreement dated May 15, 2007, among GATX Corporation, as Borrower, Citibank, N.A., as Administrative Agent, Citigroup Global Markets, Inc., as Lead Arranger and Book Manager, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as Co-Syndication Agents, LaSalle Bank, National Association, and Bayerische Landesbank, acting through its New York branch, as Co-Documentation Agents and the lenders party thereto.	Filed Electronically